EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Harte-Hanks, Inc., a Delaware corporation (“Company”), and Robert A. Philpott (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT AND DUTIES

1.1          Employment; Effective Date.  Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of July 1, 2013 (the “Effective Date”) and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.

1.2          Positions.  From and after the Effective Date, Executive shall be employed in the position of President and Chief Executive Officer of Company or in such other position or positions as the parties mutually may agree, and Executive shall report to Company’s Board of Directors (the “Board”).  During the Employment Period, Company expects that Executive will also serve as a member of the Board, subject to any required approval of Company’s stockholders, without any additional compensation.

1.3          Duties and Services.  Executive agrees to serve in the position(s) referred to in Section 1.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) that the parties mutually may agree upon from time to time.  Executive’s employment shall be subject to the policies maintained and established by Company, as such policies may exist from time to time.

1.4          Other Interests.  Executive agrees, during the Employment Period, to devote Executive’s full business time, energy and best efforts to the business and affairs of Company and, as applicable, its affiliates.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) serve as a member of the board of directors (or similar governing body) of one corporate board (other than the Board); provided, however, that such activities shall be permitted only so long as such activities do not violate the terms of Article V or VI of this Agreement, conflict with the business and affairs of Company or interfere with Executive’s performance of Executive’s duties hereunder.  Executive has disclosed and represented to the Company that Executive has a passive personal investment in OnePoint Global, and that he additionally serves OnePoint Global as a senior outside advisor.

1.5          Duty of Loyalty.  Executive acknowledges that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Company and to do no act that would injure the business, interests, or reputation of Company or any of its affiliates.  Consistent with those duties, Executive agrees to disclose to Company all business opportunities pertaining to Company’s and its affiliates’ business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s or its affiliates’ business.  If Executive’s other business interests present a conflict of interest with Company’s business, Executive shall fully disclose the conflict.

ARTICLE II
TERM AND TERMINATION OF EMPLOYMENT

2.1          Term.  Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive hereunder for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Employment Period”).  On the third anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, if Executive’s employment under this Agreement has not terminated pursuant to Section 2.2 or 2.3, then such term of employment shall be extended automatically for an additional one-year period unless, on or before the date that is 90 days prior to any such anniversary date, either party gives written notice to the other that no such automatic extension shall occur (each such extended period is referred to herein as an “Extension Employment Period” and each Extension Employment Period, if any, together with the Initial Employment Period, shall be the “Employment Period”).

2.2          Company’s Right to Terminate.  Notwithstanding the provisions of Section 2.1, Executive’s employment by Company shall automatically terminate upon the death of Executive, and Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a)           Upon Executive’s becoming disabled within the meaning of Company’s long-term disability plan (“Disability”).

(b)           For “Cause,” which for purposes of this Agreement shall mean that the Board determines in good faith that Executive shall have: (i) committed an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with Company; (ii) committed intentional wrongful material damage to property of Company; (iii) committed intentional wrongful disclosure of material secret processes or material confidential information of Company; (iv) been convicted of, or entered a guilty or no contest plea to, any crime involving dishonesty or moral turpitude or any felony; (v) committed a material breach of Company’s insider trading, corporate ethics or compliance policies, or any other Board-adopted policies applicable to management conduct; or (vi) committed substantial, willful and repeated failures to perform duties which (A) are appropriate for Executive’s position as reasonably instructed by the Board in writing, and (B) have not been cured within 30 days of Executive’s receipt of notice of such failures.  For purposes of this Agreement, no act, or failure to act, on the part of Executive will be deemed “intentional” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Company.

(c)           At any time for any other reason whatsoever or for no reason at all, in the sole discretion of Company.

2.3          Executive’s Right to Terminate.  Notwithstanding the provisions of Section 2.1, Executive shall have the right to terminate Executive’s employment hereunder for any of the following reasons:

(a)           For “Good Reason,” which for purposes of this Agreement shall mean a material adverse change in Executive’s employment relationship with Company without Executive’s consent, which shall include the occurrence of at least one of the following events: (i) a material adverse change in the nature or scope of the authorities, functions or duties attached to the position with Company; (ii) a reduction in Executive’s salary or bonus or incentive compensation opportunity, or a significant reduction in scope or value of other monetary or nonmonetary benefits (other than benefits pursuant to a broad based employee benefit plan) to which Executive was entitled from Company (except, in the case of non-Change in Control situations, in the event (and to the degree) of a decrease applied to all other executive officers of Company); (iii) a determination by Executive made in good faith that a change in circumstances has rendered him substantially unable to carry out, or has substantially hindered him in the performance of, the authorities, functions or duties attached to his position; (iv) Company shall require Executive to materially relocate his principal location of work from the agreed location thereof (provided that neither relocation from (x) Executive’s current Lake Forest, Illinois residence nor (y) the location of Executive’s temporary residence selected pursuant to Section 3.9 shall constitute Good Reason), or to travel away from his principal location of work in the course of discharging his responsibilities or duties significantly more than currently agreed; or (v) Company commits any material breach of this Agreement; provided, however, that with regard to any alleged event described above, Executive must provide written notice to Company within 90 days of the occurrence of such event, and Company shall have 30 days following receipt of such notice in which to cure.

(b)          At any time for any other reason whatsoever or for no reason at all.

2.4          Notice of Termination and Effective Date of Termination.

(a)           Notice of Termination.  If Company or Executive desires to terminate Executive’s employment hereunder, Company or Executive shall do so by giving written notice to the other party that Company or Executive has elected to terminate Executive’s employment hereunder and stating the effective date of the termination and reason for such termination; provided, however, that (i) any such notice provided by Executive to Company shall be provided at least 30 days prior to the specified effective date of termination and (ii) in the case of non-renewal, any such notice provided by Company or Executive to the other party shall be provided at least 180 days prior to the first day of what would have been the next applicable Extension Employment Period.  In the event that Executive has provided notice to Company of Executive’s termination of employment, Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 2.2), in which case the Company shall pay Executive in respect of his Base Salary for the period through the date of termination specified in such notice by the Executive, not to exceed 145 days.  No action by either party pursuant to this Section 2.4(a) shall alter or amend any other provisions hereof or rights arising hereunder, including the provisions of Articles IV, V and VI hereof.

(b)           Date of Termination.  The effective date of Executive’s termination (the “Termination Date”) shall be as follows: (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by Company for any reason, then the date specified in the notice of termination delivered to Executive by Company; (iii) if Executive’s employment is terminated by Executive pursuant to Section 2.3 above, then, unless Company exercises its right pursuant to Section 2.4(a) above to specify an alternative date, the date specified in the notice of such termination delivered to Company by Executive (and, in the case of a termination by Executive for Good Reason, shall be the day following the last day of the applicable cure period if Company fails to cure the alleged Good Reason event); and (iv) if Executive’s employment terminates due to the giving of a non-renewal notice pursuant to Section 2.1 above, the day on which the Employment Period expires.  For purposes of this Agreement, references to Executive’s termination of employment (including references to Executive’s Termination Date) shall mean, and be interpreted in accordance with, Executive’s “separation from service” from Company within the meaning of Treasury regulation § 1.409A-1(h)(1)(ii).

2.5          Deemed Resignations.  Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each of its affiliates (if applicable), and an automatic resignation of Executive from the Board and from the board of directors (or similar governing body) of each of Company’s affiliates (if applicable) and of any corporation, limited liability company or other entity in which Company holds an equity interest and with respect to which board (or similar governing body) Executive serves as the designee or other representative of Company.

ARTICLE III
COMPENSATION AND BENEFITS

3.1          Base Salary.  During the Employment Period, Executive shall receive an annualized base salary of $700,000 (the “Base Salary”).  Executive’s Base Salary shall be paid in equal installments in accordance with Company’s policy regarding payment of compensation to similarly situated executives as may exist from time to time, but no less frequently than monthly.

3.2          Annual Bonuses.

(a)           Annual Performance Bonus.  During the Employment Period, Executive shall be eligible to receive an annual performance bonus payment (the “Annual Bonus”) for each calendar year pursuant to Company’s annual cash performance bonus program.  Each Annual Bonus shall be payable based on the achievement of reasonable Company and/or Executive performance objectives established by the independent members of the Board (or a committee thereof).  For each calendar year, Executive’s target Annual Bonus shall be equal to 100% of Executive’s annual Base Salary in effect on the last day of the applicable calendar year (the “Target Bonus”), and Executive shall be eligible to receive an Annual Bonus of up to 200% of the Target Bonus.  Company shall pay each Annual Bonus, if any, with respect to a calendar year (the “Bonus Year”) in accordance with and subject to Company’s practices as applied to other executive officers.  Executive shall be entitled to receive payment of an Annual Bonus for a Bonus Year, if any, only if Executive is employed by Company on the date such Annual Bonus is paid to other executive officers.

(b)           Bonus Restricted Stock Election.  Executive may elect to participate in Company’s “Bonus Restricted Stock” program, as then established by the Board (and/or a committee thereof).  (As currently adopted by Company, Executive could receive up to 30% of the total dollar value of an Annual Bonus in the form of restricted shares (each, a “Bonus Restricted Stock Award”) of Company’s common stock (“Common Stock”), with the number of shares of Common Stock subject to any Bonus Restricted Stock Award equaling (i) 125% of the dollar value of the portion of the Annual Bonus elected by Executive divided by (ii) the Fair Market Value of the Common Stock on the date of grant (as defined by and in accordance with Company’s then-applicable equity incentive plan).)  Bonus Restricted Stock Awards currently vest in full on the first anniversary of grant date.)  Executive may submit, on or before July 15, 2013, his election to participate in the Company’s Bonus Restricted Stock program in respect of his 2013 Annual Bonus.

(c)           Pro-Rated Bonus for Calendar Year 2013.  For calendar year 2013, Executive shall be eligible to receive an Annual Bonus in accordance with this Section 3.2, pro-rated to reflect the period between the Effective Date and December 31, 2013, provided that Executive shall be paid at least $250,000 irrespective of actual performance against performance criteria.

3.3          Review.  At least annually during the Employment Period, the independent members of the Board (or a duly empowered committee thereof) shall conduct a formal review of Executive’s performance, including a review of the amounts of Executive’s Base Salary and Target Bonus, which such amounts may, in the sole and absolute discretion of the independent members of the Board (or a duly empowered committee thereof), be increased; provided, however, that the independent members of the Board (or a duly empowered committee thereof) may decrease Executive’s Base Salary at any time and from time to time only so long as any such decrease (i) is part of similar reductions of the same degree applicable to all of Company’s executive officers and (ii) does not exceed 25% of Executive’s then-current Base Salary.

3.4          Expenses.

(a)           Business Expenses.  Company shall promptly reimburse Executive for all reasonable business expenses actually incurred by Executive in performing services hereunder, including all such expenses of travel and living expenses while away from home on business or at the request of Company, subject to Section 3.9; in each case, that are incurred and accounted for in accordance with the policies and procedures established by Company in effect from time to time.

(b)           Legal Fees.  Company will reimburse Executive for up to $10,000 in legal fees incurred by Executive for review and negotiation of this Agreement.  Executive should provide an invoice from his attorney stating the fee actually charged for such review and negotiation and how that fee was determined.

(c)           In no event shall: (i) any reimbursement be made to Executive for expenses incurred after Executive’s Termination Date, (ii) Executive be permitted to receive a payment or other benefit in lieu of reimbursement, or (iii) the amount of expenses for which Executive is eligible to receive reimbursement during any calendar year affect the amount of expenses for which Executive is eligible to receive reimbursement during any other calendar year within the Employment Period.

3.5          Equity and Equity-Based Awards.

(a)           Sign On Awards.  On July 3, 2013 (or two days after the Effective Date, if later), Executive shall be granted the following awards, in each case, subject to the terms and conditions of the award agreements attached hereto as Exhibits A, B and C, as applicable:  (i) 400,000 nonqualified stock options to purchase Common Stock, vesting in four equal annual installments, (ii) 100,000 shares of restricted Common Stock, vesting in three equal annual installments, and (iii) 150,000 performance units, vesting based on Company’s reported operating income for 2015 at the same levels applicable to the performance awards granted in February 2013 to Company’s other executive officers, with 112,500 as the target number of performance units subject to the award.  The awards described in this Section 3.5(a) shall be treated as “employment inducement awards” within the meaning of New York Stock Exchange Listed Company Manual Rule 303A.08.

(b)           Future Awards.  Executive may periodically in accordance with Company’s then current procedures and terms, as determined by the Board (or a designated committee thereof) in its sole discretion, receive grants of equity, equity-based or other awards pursuant to Company’s then applicable equity incentive plan(s), subject to the respective terms and conditions thereof.

3.6          Employee Benefits.  During the Employment Period, and subject to the terms and conditions of the applicable plans and programs in effect from time to time, Executive (and, to the extent applicable, Executive’s spouse, dependents and beneficiaries) shall be eligible to participate in all benefit plans and programs of Company (including but not limited to any 401(k), profit sharing or thrift plan, any medical, dental, disability, or life insurance, and any pension plan or supplemental retirement plan), including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated executives of Company.  Company shall not, however, by reason of this Section 3.6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or program, so long as such changes are similarly applicable to similarly situated executives generally.  For the avoidance of doubt, Executive shall be eligible to defer some or all of Executive’s Base Salary and Annual Bonus in Company’s nonqualified Deferred Compensation Plan in accordance with the terms of such plan.  In addition, notwithstanding any contrary terms therein, Executive shall, as of the Effective Date, be treated as a vested participant in Company’s nonqualified Restoration Pension Plan.

3.7          Time-Off Benefits.  In addition to Company’s standard policies regarding bereavement, jury duty and holidays, Executive shall be entitled to 20 days of paid time off each calendar year, and shall be entitled to substitute holidays upon reasonable notice to the Board, provided that doing so does not conflict with Company work schedules or priorities.  For calendar year 2013, Executive shall be entitled to a number of days of paid time off in accordance with this Section 3.7, pro-rated to reflect the period between the Effective Date and December 31, 2013.

3.8          Automobile Allowance.  During the Employment Period, Executive shall be entitled to receive a non-accountable automobile allowance of $1,325 per month, provided that such automobile allowance may be changed by the Board (or a committee thereof) in the same manner and degree that such automobile allowances are changed for Company’s other executive officers.

3.9          Temporary Living Expenses; Relocation.  During the Employment Term, Executive shall not be required to relocate his primary personal residence from Lake Forest, Illinois; however, Executive shall be required to travel away from his principal residence as reasonably necessary to discharge the duties described in Section 1.3.  If, during the first 30 months of the Employment Period, Executive establishes a primary personal residence within 30 miles of a location at which Company has significant operations, then Company shall reimburse Executive for half of the amount of any loss incurred by Executive on the sale of his Lake Forest residence, such reimbursement not to exceed $250,000.  In addition, for up to 12 months during the Employment Period, Company will pay directly (or reimburse Executive for) the costs to lease an apartment, selected by Executive, within 30 miles of a location at which Company has significant operations, such costs not to exceed $3,000 per month (including rent, utilities, furnishings and other similar items, the “Temporary Living Assistance”).  Company and Executive agree to take reasonable steps to avoid having the Temporary Living Assistance qualify as income to Executive.

3.10        Indemnification. Both during and after the Employment Period, Company shall defend, indemnify and hold harmless Executive to the fullest extent permitted by Company’s certificate, articles and bylaws and by applicable law with respect to any claims made or threatened in connection with Executive’s service as an employee, officer or director of Company and, on or promptly following the Effective Date, Company and Executive shall enter into Company’s standard form indemnification agreement for its officers and directors.

ARTICLE IV
EFFECT OF TERMINATION ON COMPENSATION

4.1          By Company For Cause; By Executive Without Good Reason; Non-Renewal By Executive.  If Executive’s employment hereunder shall be terminated at any time (a) by Company for Cause, (b) by Executive without Good Reason, or (c) by Executive due to the giving of a non-renewal notice pursuant to Section 2.1 above, then, upon such termination, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the Termination Date, except that Executive shall be entitled to receive: (i) within 10 business days following the Termination Date, accrued but unpaid Base Salary and unused vacation earned through the Termination Date; (ii) any accrued but unpaid Annual Bonus earned for any previously completed calendar year, paid in accordance with Section 3.2 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with Company); (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company’s policies prior to Executive’s Termination Date (provided claims for reimbursement are accompanied by appropriate supporting documentation and are submitted to Company within 90 days following the Termination Date, reimbursement shall be made within 60 days of Executive’s claim for reimbursement); and (iv) employee benefits and equity or equity-based compensation, if any, as to which Executive may be entitled under Company’s Incentive Plan and other employee benefit plans and programs or any agreement between Company and Executive (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Rights”).

4.2          By Death.  If Executive’s employment hereunder shall be terminated by Executive’s death, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with Executive’s Termination Date, except (i) for the Accrued Rights, and (ii) that a beneficiary designated by Executive in accordance with Company’s policies and procedures regarding such designation shall receive an amount in cash equal to $900,000, payable in ten equal annual installments.

4.3          By Disability.  If Executive’s employment hereunder shall be terminated by Company due to Executive’s Disability, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with Executive’s Termination Date, except for the Accrued Rights, including but not limited to any benefits due in accordance with any long-term disability plan of Company in which Executive participates as of the Termination Date.

4.4          By Company Without Cause; By Executive For Good Reason; Non-Renewal By Company.  If Executive’s employment hereunder shall be terminated at any time (other than during the period covered in Section 4.5(b) below) (a) by Company for any reason (other than for Cause or due to Disability), (b) by Executive for Good Reason, or (c) by Company due to the giving of a non-renewal notice pursuant to Section 2.1 above, then, upon such termination, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the Termination Date, except that Executive shall be entitled to the Accrued Rights, and subject to Section 4.7 (Release and Full Settlement) and Section 8.14 (Section 409A) below, (i) Company shall pay Executive a cash payment equal to 200% of Executive’s Base Salary at the annual rate in effect as of the Termination Date (or as of a date prior to any reduction not consented to by

Executive), to be paid in a lump sum on the 60th day following the Termination Date; (ii) from the Termination Date through the earliest to occur of (x) the eligibility of Executive to participate in an another employer’s employer-sponsored health plan or (y) the beginning of the 19th month following the Termination Date, the Company and the Executive agree that if the Executive elects COBRA coverage consistent with the Executive’s current healthcare elections, (A) the Executive shall pay for COBRA coverage only that amount that the Executive currently pays for the Executive’s healthcare coverage based on such elections, and (B) the Company shall pay the balance of the Executive’s COBRA premium based on such elections; and (iii) all outstanding, unvested shares of time vesting restricted Common Stock held by Executive shall automatically become fully vested as of Executive’s Termination Date (provided that all other outstanding equity or equity-based awards held by Executive shall continue to be governed by their terms).

4.5          Change in Control.

(a)           Award Acceleration.  Upon a Change in Control (as defined below), all equity and equity-based awards previously granted by Company to Executive and not yet vested or otherwise exercisable will become fully vested and fully exercisable by Executive.  Such awards shall remain exercisable for their original term; provided, however, that Company has the right to require Executive to exercise any such awards that are subject to exercise within 90 days after receipt of written notice to Executive.  If Executive fails to exercise his awards within any such 90 day period, Company has the right to cancel such awards.  Awards that have been structured to vest on a performance basis shall accelerate and vest at the 100% level established for such awards regardless of whether the 100% level has been or will be achieved.

(b)           Double Trigger Severance.  If, during the 24-month period commencing on the date a Change in Control occurs, Executive’s employment hereunder shall be terminated (i) by Company for any reason (other than for Cause or due to Disability), (ii) by Executive for Good Reason, or (iii) by Company due to the giving of a non-renewal notice pursuant to Section 2.1 above, then, upon such termination, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the Termination Date, except that Executive shall be entitled to receive the Accrued Rights and, subject to Section 4.7 (Release and Full Settlement) and Section 8.14 (Section 409A) below, a cash payment, paid in a lump sum on the 60th day following the Termination Date, equal to the following:

A.            300% of the sum of (1) Executive’s Base Salary at the annual rate in effect as of the Termination Date (or as of a date prior to any reduction not consented to by Executive) or the Change in Control, whichever is greater, and (2) the average of the Annual Bonuses actually received by Executive from Company for the two calendar years preceding the year in which the Termination Date or the Change in Control occurred, whichever is greater; plus

B.            An amount equivalent to the monthly premium payment Executive would be required to make pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue coverage for Executive and his eligible dependents under Company’s group health insurance plan, multiplied by 24.

(c)           Definitions.  For purposes of this Agreement, the term “Change in Control” shall mean: (i) Company is merged, consolidated or reorganized into or with another corporation or other legal person and, as a result of such merger, consolidation or reorganization, less than 60% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of Company pursuant to such transaction; (ii) Company sells all or substantially all of its assets to any other corporation or other legal person and, as a result of such sale, less than 60% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of Company pursuant to such sale; (iii) any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has become the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities that, when added to any securities already owned by such person, would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Company; (iv) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or (v) such other events that cause a Change in Control of Company as determined by the Board in its sole discretion.

(d)           Section 280G.  Notwithstanding any other provision to the contrary, in the event any payments to which Executive becomes entitled in accordance with this Agreement would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments, when added to any other payments made to Executive that would constitute “parachute payments” under Section 280G of the Code, will be subject to reduction to the extent necessary to assure that Executive receives only the greater of: (i) the amount of those payments that would not exceed 2.99 times Executive’s “base amount” within the meaning of Section 280G of the Code, or (ii) the amount that yields Executive the greatest after-tax amount after taking into account any excise tax imposed under Section 4999 of the Code on any “excess parachute payments” provided to Executive under this Agreement and on any other benefits or payments to which Executive may be entitled in connection with the Change in Control or the subsequent termination of Executive’s employment.  Any reduction pursuant to this Section 4.5(d) shall be accomplished in the following manner: (A) first, by reducing the payment required pursuant to Section 4.5(b)(A); (B) second, if necessary, by reducing the payment required by Section 4.5(b)(B); and (C) third, if necessary, by reducing the vesting of equity or equity-based awards pursuant to Section 4.5(a) in an order among such awards as is reasonably acceptable to Executive.

4.6                               Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the severance payments, if any, to be received by Executive pursuant to this Article IV shall be received by Executive as liquidated damages.

4.7                               Release and Full Settlement.  Anything to the contrary herein notwithstanding, as a condition to the receipt of any post-termination severance payments or benefits under this Article IV, Executive shall first execute on or before the Release Expiration Date (as defined below), and not revoke in the time provided to do so, a release in a form acceptable to Company (the “Release”), releasing Company, its affiliates, and their respective stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with Company and any Company affiliate or the termination of such employment, but excluding all claims to severance payments Executive may have under Article IV of this Agreement.  The performance of Company’s obligations hereunder and the receipt of any benefits provided hereunder by Executive shall constitute full settlement of all such claims and causes of action.  Executive acknowledges Executive’s understanding that if the Release is not timely executed, and the required revocation period has not fully expired, during the allowed time period, Executive shall not be entitled to any post-termination severance payments pursuant to this Article IV.  As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which Company delivers the Release to Executive (which shall occur no later than seven days after the Termination Date), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

4.8                               After-Acquired Evidence.  Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that Executive is eligible to receive any post-termination severance payments under this Article IV but, after such determination, Company subsequently acquires evidence or determines that: (a) Executive has failed to abide by his continuing obligations under Article V or VI of this Agreement; or (b) a Cause condition existed prior to the Termination Date that, had Company been fully aware of such condition, would have resulted in the termination of Executive’s employment pursuant to Section 2.2(b) above, then Company shall have the right to cease the payment of any future payments or installments of such severance payments and Executive shall be obliged to return to Company all payments or installments of such severance payments received by Executive prior to the date that Company determines that the conditions of this Section 4.8 have been satisfied.  Company shall notify Executive promptly if it becomes aware of facts or circumstances which may reasonably trigger Company’s rights under this Section 4.8, provided that before doing so Company shall be entitled to conduct a prompt and reasonable investigation.

4.9                               No Mitigation.  Executive shall have no duty to find new employment following the Termination Date under circumstances that require Company to pay any amount to Executive pursuant to this Article IV.  Any salary or other remuneration received by Executive from a third party for the provision of personal services (whether by employment or by functioning as an independent contractor) following the Termination Date shall not reduce Company’s obligation to make a payment to Executive (or the amount of any such payment) pursuant to the terms of this Article IV.

ARTICLE V
PROTECTION OF INFORMATION

5.1                               Access to Information.  For purposes of this Article V, the term “Company” shall include Company and each of its affiliates.  Executive acknowledges and agrees that he will be provided information that (a) relates to Company’s business; (b) provides Company economic value or business advantage; (c) is not generally known to the public; and (d) is learned or developed by Executive as a direct or indirect result of or during the course of Executive’s employment with Company, including but not limited to Company’s trade secrets (i.e., Company’s formulas, patterns, devices or compilations of information that generally facilitate the provision of services or sale of products, increase revenues, or provide an advantage over the competition, are not generally known and are identified as such) and “Inventions” (i.e., any and all inventions, discoveries, concepts, and ideas, whether or not patentable, including without limitation, devices, processes, methods, formulas, techniques, improvements, modifications or know-how related thereto, that relate to any part of Company’s business or any business contemplated by Company, that is conceived or developed by Executive during employment (or thereafter if such invention is based, derived from or related to work performed by Executive during his employment or Company’s Confidential Information) including all drawings, manuals, correspondence, notebooks, reports, and other like materials and information relating thereto) and other information related to, without limitation, any customer, business, merchandise, or marketing procedures, processes and services; hardware; software; research; marketing; developments; products; product lines; design; purchasing; finances and financial affairs; accounting; merchandising; selling; engineering; employees; training; business practices; business plans; business strategies; acquisitions; potential acquisitions; customer lists; customer contact lists; information provided by Company’s customers; proprietary information; employee lists; employee compensation information; vendor lists; supplier lists; pricing; pricing agreements; merchandise resources; supply resources; service resources; system designs; procedures manuals; policies; non-public personal information and protected health information about consumers; social security numbers; drivers license numbers (or state or federal identification card numbers); financial account numbers; credit or debit card numbers; the prices Company obtains or has obtained or at which it sells or has sold its services or products; or the names of Company personnel and those to whom the personnel report (collectively, “Confidential Information”).  In consideration of such Confidential Information and other valuable consideration provided hereunder, and in order to protect Company’s legitimate business interests, Executive agrees to comply with this Article V.

5.2                               Company Covenants.  Upon the execution of this Agreement by both parties, Company will place Executive in a position of special trust, and will provide Executive with (a) Confidential Information and access to such information; (b) specialized training, including self study materials and course work, classroom training, on-line training, on-the-job training, and instruction as to Company’s products, services and methods of operations; and (c) goodwill support such as expense reimbursements in accordance with Company policies, Confidential Information related to Company’s current and prospective clients, customers, business associates, vendors and suppliers and/or contact and relationships with current and potential clients, customers and business associates, in order to help Executive develop goodwill for Company.  The foregoing is not contingent on Executive’s continued employment for any length of time, but is contingent upon Executive not working for or assisting a Competitive Business (as defined in Article VI below) and Executive’s full compliance with the restrictions in Article V and VI hereof.  Executive specifically acknowledges that the items described in clauses (a), (b), and (c) above will be items that Executive has not previously been given and that Executive would not be given but for the execution of this Agreement.

5.3                               Executive Covenants.  Executive agrees not to, directly or indirectly, participate in the unauthorized use, disclosure or conversion of any Confidential Information.  Specifically, but without limitation, Executive agrees not to use Confidential Information for his sole benefit, or for the benefit of any person or entity in any other way that harms Company or diminishes the value of the Confidential Information to Company.  Executive also agrees to use the specialized training, goodwill and contacts developed with Company’s customers and contractors for the exclusive benefit of Company and agrees not to use these items at any time in a way that would harm the business interests of Company.

5.4                               Goodwill with Customers.  Executive acknowledges that Company has near permanent relationships with its customers and owns the goodwill in Executive’s relationships with customers that Executive will or has developed or maintained in the course and scope of Executive’s employment with Company.  If Executive owns goodwill in a relationship with a customer as of the Effective Date, Executive assigns any and all such goodwill to Company, and Company shall become the owner of such goodwill.

5.5                               Company’s Property.  All documents and things provided to Executive by Company for use in connection with Executive’s employment, or created by Executive in the course and scope of Executive’s employment with Company, are the sole property of Company and shall be held by Executive as a fiduciary on behalf of Company.  Immediately upon termination of Executive’s employment, without the requirement of a prior demand by Company, Executive shall surrender to Company all such documents and things, including, but not limited to, all Confidential Information and all documents and things related to Restricted Customers (as defined in Article VI hereof) or Employee-Related Service (as defined in Article VI hereof), together with all copies, recording abstracts, notes, reproductions or electronic versions of any kind made from or about the documents and things and the information they contain.

5.6                               Inventions.  During and after Executive’s employment, Executive shall promptly and completely disclose, in writing, to Company or its designee all conceived or developed Inventions.  Any and all Inventions shall be the absolute property of Company or its designees.  Company’s ownership in and to such Inventions shall vest without regard to Executive’s conception or development of the Inventions during or outside regular business hours, on or off Company premises, or with or without the use of Company resources or materials.  During employment and as necessary thereafter, Executive shall assist Company to obtain, perfect and maintain all intellectual property rights covering such intellectual property that Company seeks to protect, and shall execute all documents and do all things necessary to obtain for Company all such intellectual property rights.  Upon Company’s request and at Company’s expense, Executive agrees to make application in due form for United States letters patents or foreign letters patents or the like (“Patents”) that claim, register or disclose Inventions, in whole or in part.  Executive further agrees to assign to Company all right, title and interest in and to any Patent application and any Patent that may result.  To this end, Executive agrees to execute any and all instruments and do any and all acts necessary or desirable in connection with filing a Patent application and perfecting Company’s entire right, title and interest in and to such Patent application and any resulting Patent.  To maintain or further Company’s rights, title and interest in a Patent, Executive further agrees, both during and after his employment with Company, to execute any and all instruments and do any and all acts necessary or desirable (including giving testimony in support of Executive’s inventorship) in connection with any continuations, reissues, reexaminations or the like, in the conduct of any related proceedings or litigation.  Executive acknowledges that Company shall be the copyright proprietor of all copyrighted works created or developed by Executive, whether solely or jointly with others, during Executive’s employment, and such works created pursuant to the performance of Executive’s duties shall be “works for hire.”  Where a copyrighted work prepared by Executive does not satisfy the statutory requirements of a “work for hire,” Executive agrees to assign to Company all right, title and interest in the copyrighted work.

ARTICLE VI

PROTECTIVE COVENANTS

6.1                               Definitions.  Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement, including those in Article V above.  For purposes of this Article VI, (a) the term “Company” shall include Company and each of its affiliates and (b) the following terms shall have the following meanings:

“Competitive Business” means any legal person (including Executive), and any parent, subsidiary, partner, agent, or affiliate of any legal person, that engages in, or plans to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Service, Competitive Service Support, or any other product, good, process, or service that has been or is being developed, designed, produced, manufactured, marketed, promoted, sold, licensed or serviced by any legal person other than Company that would compete with or displace any services or products sold or being developed for sale by Company during Executive’s employment with Company or that engages in any other activities so similar in nature or purpose to those of Company that they would displace business opportunities or customers of Company, which include (without limitation) each company named in the peer group of Company’s then-current annual report on Form 10-K filed with the Securities and Exchange Commission.

“Competing Service” means any service, process, solution or product that has been or is being developed, designed, produced, manufactured, marketed, promoted, sold, offered, licensed or serviced by any legal person other than Company that is the same or similar to, performs any of the same or similar functions, may be substituted for, or is intended to be or is used for any of the same purposes of any Employee-Related Service.

“Competitive Service Support” means any research, development, analysis, planning or support services of any kind or nature, including, without limitation, theoretical, applied,

business, technical, regulatory, or systems research, analysis, planning, or support for or by any legal person other than Company that is intended for, or may be useful in, assisting, improving, or enhancing any aspect of the development, design, production, manufacture, marketing, promotion, sale, support, or service of a Competitive Service.

“Employee-Related Service” means goods, processes or services that have been or are being developed, designed, produced, manufactured, marketed, promoted, sold, licensed or serviced by Company that either (i) relate to the services Executive performed as an employee for Company at any time in the 12 months immediately preceding Executive’s Termination Date, or (ii) that Executive had access to Confidential Information at any time in the 12 months immediately preceding Executive’s Termination Date.

“Restricted Customer” means those persons to which Company has sold, negotiated for sales, marketed, attempted to or actually promoted or provided products or services to at any time during the 12 months immediately preceding Executive’s Termination Date, and with respect to which Executive has participated in any efforts related to the sales, marketing, negotiation or provision of goods or services, had contact with or supervised employees who had contact with, or received Confidential Information about within the 12 months immediately preceding Executive’s Termination Date.

6.2                               Non-Competition.  Executive agrees that while employed by Company and for a period of two years following Executive’s Termination Date (or, if longer, the implied period of salary continuation provided for pursuant to Section 4.4 or 4.5(b)(A), as applicable) (the “Restricted Period”), regardless of the reason for termination of employment, Executive shall not, directly or indirectly, be employed by, supervise, assist, perform services, work or otherwise engage in activities for a Competitive Business in any capacity that relates to any Competitive Service or Competitive Service Support anywhere in the United States or in any foreign country in which Company is then marketing or selling services, which the parties stipulate is a reasonable geographic area because of the scope of Company’s operations and Executive’s employment with Company.  Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods

6.3                               Non-Solicitation of Employees/Contractors.  Executive agrees that while employed by Company and during the Restricted Period following Executive’s Termination Date, regardless of the reason for termination of employment, Executive shall not directly or indirectly solicit, cause to be solicited, assist or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with Company or to breach that person’s employment agreement or contract with Company.  Further, Executive agrees that while employed by Company and during the Restricted Period following Executive’s Termination Date, regardless of the reason for termination of employment, Executive will not, directly or indirectly, hire, recruit, solicit, or participate or assist any person or entity in hiring, recruiting or soliciting, any individual who was an employee or contractor during the 6 month period immediately following such employee or contractor’s termination of employment, contract or relationship with Company.

6.4                               Non-Solicitation of Customers.  Executive agrees that while employed by Company and during the Restricted Period following Executive’s Termination Date, regardless of the reason for termination of employment, Executive shall not, on behalf of a Competitive Business, directly or indirectly solicit, cause to be solicited, sell to, contact, supervise, assist or otherwise be involved with the solicitation of, or do or otherwise attempt to do business with a Restricted Customer in connection with or relating to a Competitive Service or Competitive Service Support.  This paragraph is geographically limited to wherever any Restricted Customer can be found and is available for solicitation, or anywhere in the United States or in any foreign country in which Company is then marketing or selling services, which the parties stipulate is a reasonable geographic area because of the scope of Company’s operations and Executive’s employment with Company.  Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

6.5                               Non-Disparagement.  At all times during employment with Company and for the longest period thereafter permitted under law, (i) Executive shall not, directly or indirectly, make (or cause to be made) to any legal person any disparaging, derogatory or other negative or false statement about Company (including any of its products, services, policies, practices, operations, employees, sales representatives, agents, officers, directors, and equity holders), and (ii) Company (through its executive officers and board members) shall not directly or indirectly, make (or cause to be made) to any legal person any disparaging, derogatory or other negative or false statement about Executive.  Notwithstanding anything else to the contrary, the provision of truthful testimony to governmental, regulatory or self-regulatory authorities or in any legal proceeding shall not constitute a violation of this Agreement.  Further, it is understood and agreed that, after the Restricted Period following Executive’s Termination Date, this provision shall not be deemed to limit competitive speech or commercial comparisons by Executive on behalf of any future employer with respect to its services or products and such competitive speech or commercial comparisons by Executive shall not be deemed to violate this Agreement.

6.6                               Early Resolution Conference/Employee Notification Obligations. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis.  However, should Executive later challenge any provision of Article V or VI as unclear, unenforceable, or inapplicable to any competitive activity that Executive intends to engage in, Executive will first notify Company in writing and meet with a Company representative and a neutral mediator (if Company elects to retain one at its expense) to discuss resolution of any disputes between the parties (an “Early Resolution Conference”).  Executive will provide this notification at least 14 days before Executive engages in any activity on behalf of a Competitive Business or engages in any other activity that could foreseeably fall within a questioned restriction.  All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.  Executive further agrees that during the term of the restrictions in Sections 6.2, 6.3 and 6.4, Executive shall promptly inform Company in writing of the identity of any new employer, the job title of Executive’s new position and a description of any services to be rendered to that employer; and, if the new employer is a Competitive Business, will communicate Executive’s obligations under Articles V and VI to each new employer, which shall include providing each new employer with a copy of this Agreement.

6.7                               Survival/Enforcement of Covenants.  Any monetary payments under this Agreement of any kind, including but not limited to, compensation, wages, separation pay or bonuses by Company to Executive are expressly conditioned upon Executive’s compliance with the restrictive covenants in Articles V and VI.  In the event of breach or threatened breach by Executive of any provision of Article V or VI hereof, Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction and (ii) any other legal and equitable relief to which Company may be entitled, including without limitation any and all monetary damages that Company may incur as a result of said breach or threatened breach.  An agreed amount for the bond to be posted if an injunction is sought by Company is $500.  Company may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.  Each restriction set forth in Articles V and VI hereof shall survive the termination of Executive’s employment with Company.  The existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any covenant contained in Article V or VI.  In the event an enforcement remedy is sought under Sections 6.2, 6.3, or 6.4, the time periods provided for in those sections shall be extended by one day for each day Executive failed to comply with the restriction at issue.  If any of the restrictions in Articles V or VI are deemed unenforceable under an applicable forum’s law, the parties expressly agree that such will not affect the enforceability of any of the remaining provisions of Articles V and VI.  Further, if any of the restrictions in Articles V or VI are deemed unenforceable as written, the parties expressly authorize the court or arbitrator to revise, delete, or add to those restrictions to the extent necessary to enforce the intent of the parties and to provide effective protection for Company’s goodwill, specialized training, Confidential Information and other business interests.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Choice of Law.  This Agreement shall be construed and interpreted and the rights of the parties governed by the laws of the State of Texas, without regard to its conflict of law principles.

7.2                               Submission to Jurisdiction.  The parties hereto submit to the exclusive jurisdiction of the state and federal courts, as applicable, located in San Antonio, Texas, and appropriate appellate courts therefrom, over any dispute, controversy or claim between Executive and Company arising out of or relating to this Agreement or Executive’s employment with Company.  Each party submits to the jurisdiction of such courts and agrees not to raise any objections to such jurisdiction.

ARTICLE VIII
MISCELLANEOUS

8.1                               Successors; Assigns.  This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive.  Company may assign this Agreement, including to any affiliate or successor

(whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Company, at any time without the consent of Executive. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any assign of Company shall be deemed to be “Company” for purposes of this Agreement.

8.2                               Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Robert A. Philpott
25 Shawnee Lane
Lake Forest, Illinois 60045

If to Company, addressed to:	Harte-Hanks, Inc.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216
Attention: General Counsel
Facsimile: (210) 829 - 9139

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.3                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4                               Severability.  If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

8.6                               Withholding of Taxes and Other Executive Deductions.  Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by Company and acceptable to Executive, such withholding relates to payments that result in the imposition of an excise tax pursuant to Section 4999 of the Code.

8.7                               Headings; References; Interpretation.  The Article and Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached hereto, and not to any particular provision of this Agreement.  All references herein to Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

8.8                               Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9                               Affiliate.  As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity that owns or controls, is owned or controlled by such particular person or entity.

8.10                        Effect of Termination.  The provisions of Articles IV, V, VI, VII and VIII, and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and Company.

8.11                        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with Company or any of its affiliates.

8.12                        Modification; Waiver.  Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by Company and Executive.

8.13                        Advice of Counsel.  Executive acknowledges that Executive has been instructed to, and has had adequate opportunity to obtain, the advice of Executive’s own tax and legal counsel in connection with this Agreement.

8.14                        Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b) the date that is six months after Executive’s Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

8.15                        Compensation Recoupment.  Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the compensation payable pursuant to this Agreement (including without limitation Sections 3.2 and 3.5 hereof) shall not be deemed fully earned or vested, even if paid or distributed to Executive, if such compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback,” by Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Common Stock is listed (the “Rules”).  In addition, Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by Company to comply with the requirements and/or limitations under the Act and the Rules or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) Company to revoke, recover, and/or clawback any compensation payable pursuant to this Agreement (including without limitation Sections 3.2 and 3.5 hereof) that is deemed incentive compensation.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and Company each have caused this Agreement to be executed in its name and on its behalf, effective for all purposes as provided above.

HARTE-HANKS, INC.

By:	/s/ Douglas C. Shepard
Douglas C. Shepard
EVP and Chief Financial Officer
Date:	June 8, 2013

EXECUTIVE

/s/ Robert A. Philpott
Robert A. Philpott
Date:	June 8, 2013